Letterhead of T R Financial Corp.

FOR IMMEDIATE RELEASE
                                                        January 24, 1999
                                                        For information contact:

                                                        T R Financial Corp.
                                                        Theodore S. Ayvas
                                                        Vice President
                                                        Investor Relations
                                                        (516)  739-4219
                                                        (516)  739-4203

                                                        Roslyn Bancorp, Inc.
                                                        Michael P. Puorro
                                                        Chief Financial Officer
                                                        (516) 621-6000 Ext. 1224



        ROSLYN BANCORP, INC. AND T R FINANCIAL CORP. (ROOSEVELT SAVINGS)
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          JOINTLY ANNOUNCE DECISION TO GO FORWARD WITH MERGER CREATING
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                     FOURTH LARGEST THRIFT IN NEW YORK STATE
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         ROSLYN, NY and GARDEN CITY, NY, January 24, 1999 -- Roslyn Bancorp,
Inc. (NASDAQ-RSLN), the holding company for The Roslyn Savings Bank, and T R Financial Corp. (NASDAQ-ROSE), the holding company for Roosevelt Savings Bank, announced today that T R Financial's Board of Directors has withdrawn the notice delivered to Roslyn on December 29, 1998 to terminate the Agreement and Plan of Merger, dated as of May 25, 1998, by and between Roslyn and T R Financial. As a result of such withdrawal, Roslyn and T R Financial will go forward with the proposed merger, and T R Financial's stockholders will receive 2.05 shares of Roslyn common stock for each share of T R Financial common stock held. The closing of the merger is expected to take place in February, subject to the satisfaction of customary closing conditions.

         Joseph L. Mancino, Chairman, President and Chief Executive Officer of Roslyn Bancorp, Inc. stated, "We are excited about this combination of two strong community-minded financial institutions. This merger will provide Roslyn with the market share necessary to significantly capitalize on cross-selling our array of products and quality services to our customers. We will have $7.7 billion in assets, more than $4.1 billion in deposits, and 25 full-service banking locations. This significantly strengthens and expands the Roslyn franchise. Roslyn now becomes one of the top 10 banks in deposit market share in Brooklyn, Queens, Nassau and Suffolk counties, whose combined populations exceed that of 39 individual states across the nation. In addition, Roslyn is now fifth in deposit market share in Nassau County which is part of the third highest statistical area in terms of median household income in the nation."



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         Commenting on the decision to withdraw the termination notice and consummate the merger with Roslyn, John M. Tsimbinos, T R Financial's Chairman and CEO, stated that "After a careful review of all relevant factors and Roslyn's continued favorable operating-performance and long-term prospects, our Board determined that the transaction with Roslyn will provide our stockholders with significant value."

         Mr. Mancino added, "We are extremely pleased to welcome the customers and stockholders of T R Financial Corp. and Roosevelt Savings Bank to the Roslyn family. While I will remain President and CEO of Roslyn and Chairman of the Board, President and CEO of Roslyn Savings, Roslyn also welcomes John Tsimbinos, Chairman and Chief Executive Officer of both T R Financial Corp. and Roosevelt Savings Bank as Chairman of Roslyn Bancorp, Inc. and Vice Chairman of Roslyn Savings." In addition to Mr. Tsimbinos, Mr. Mancino stated that Maureen E. Clancy, Leonard Genovese, A. Gordon Nutt and Spiros J. Voutsinas, all currently directors of T.R. Financial Corp. and Roosevelt Savings Bank, will become directors of both Roslyn Bancorp, Inc. and The Roslyn Savings Bank. Mr. Mancino further noted that complimenting the existing Rosyln Senior Management Team, Mr. Nutt, T R Financial's President and CAO will be appointed to the newly created position of Executive Vice President and Special Transition Officer of Roslyn, and Dennis Henchy, T R Financial's Executive Vice President and CFO will join Roslyn as the Senior Vice President and Director of Corporate Strategic Planning. Mr. Tsimbinos said, "Such actions will enable Roslyn to take advantage of the substantial experience and expertise of these individuals, who were so instrumental in causing the value of T R Financial common stock to rise more than 800% in the six years since its initial public offering in June 1993." Mr. Mancino said, "Our integration plans are complete, projected cost savings will be realized, and our system conversion will be accomplished by February 22, 1999. Overall, we are confident that this transaction represents an excellent opportunity for long-term stockholder value while improving the quality and availability for services for our customers and communities."

         Roslyn Bancorp, Inc. and The Roslyn Savings Bank are headquartered in Roslyn, NY. The Roslyn Savings Bank operates 10 full-service banking locations in Nassau and Suffolk counties on Long Island and 14 mortgage origination offices of Roslyn National Mortgage Corporation in New York, New Jersey, Connecticut, Delaware and Pennsylvania, Virginia and Maryland.

         T R Financial Corp. and Roosevelt Savings Bank are headquartered in Garden City, New York. Roosevelt Savings Bank services its customers from 15 full-service banking facilities located throughout Nassau, Suffolk, Brooklyn and Queens.

         Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the companies with the Securities and Exchange Commission from time to time.

         Roslyn Bancorp, Inc.'s press releases are available by fax at no charge through Business Wire's News-On-Demand service. For an index of Roslyn Bancorp, Inc.'s press releases or to


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obtain a specific release, call (888) 329-4697 or visit us on the worldwide web at: http://www.roslynsavings.com.

         T R Financial Corp.'s press releases are available at no charge through PR Newswire's Company News On-Call fax service and on PR Newswire's Web Site. For a menu of T R Financial Corp.'s press releases or to retrieve a specific release, call (800) 758-5804, extension 755889, or http://www.prnewswire.com on the Internet.


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